Exhibit 10.2(4)

TRANSLATION FOR REFERENCE ONLY

Dispatch of the Secretary for Transport and Public Works n. 62/2012

Using the powers granted by article 64 of the Basic Law of the Special administrative Region of Macau and pursuant to articles 29.1.c), 49 and the subsequent articles and 57.1.a) all from Law 6/80/M, of July 5, the Secretary for Transport and Public Works orders:

1.              It is granted by lease, without public tender, as per the terms and conditions set on the contract annex hereto, that is an integral part to this dispatch, the plot of land with the area of 71 833 m2, located on the reclaimed land between the islands of Taipa and Coloane, designated as COTAI, adjacent to Avenida da Nave Desportiva, to be used to build a complex comprising one five star hotel (including gaming areas), parking and free area.

2.              This dispatch is effective immediately.

17 December 2012

The Secretary for Transport and Public Works, Lau Si Lo

Annex

(File n. 6 488.01 from the Land, Public Works and Transport Bureau and file n. 44/2012 from the Land Committee)

CONTRACT ENTERED INTO BY AND BETWEEN:

The Special Administrative Region of Macau (first party)

AND

MGM Grand Paradise Ltd. (second party)

Whereas:

1.              On August 6, 2007, the company designated as “MGM Grand Paradise Limited”, with registered office in Macau, Avenida Dr. Sun Yat Sen, n. 1101, MGM Macau building, registered on the Commercial and Moveable Assets Registry under n. 18 972, holder of a sub-concession for the operation of games of fortune or chance or other games in casino on the Macau Special Administrative Region (MSAR), applied for the concession through lease, without public tender, of a plot of land with an area of 71 833 m2, located in COTAI, adjacent to Avenida da Nave Desportiva, to be used to build a complex comprising one five star hotel, including gaming areas, parking and free area.

2.              At the time part of that land was not available because it was used by the Infrastructure Development Office (GDI) as a construction site and storage for construction materials.

3.              On March 30 and June 15 2010, the said applicant restated its interest to expand operations and therefore renewed the application for the above-mentioned land concession, attaching to it the economic and financial feasibility study and other documents required to advance the procedure.

4.              The study was submitted to the opinion of competent departments within the Land, Public Works and Transport Bureau (DSSOPT) and GDI, the Macau Government Tourist Office, the Gaming Inspection and Coordination Bureau, the Civil Aviation Authority, the Transport Bureau, the Fire Services Bureau and the Land Development Group, with an overall favourable opinion.

5.              Taking into account the opinions produced, DSSOPT decided that the application had the necessary conditions for its approval, as it is viewed as a project of interest for the development of MSAR, due to the value of its investment, the significant employment it will generate, both on construction and hotel operation phases, as well as indirect employment opportunities it will create within the activities linked to tourism and finally because of the financial feasibility of the project and the companies proven capacity on similar ventures.

6.              The land with the area of 71 833 m2, is logged in the map n. 6 512/2006, issued by the Cartography and Cadastre Bureau (DSCC), on June 23, 2011 and has no registry on the Real Estate Registry (CRP).

7.              As per the street alignment map n. 2008A037, issued by DSSOPT, on June 2, 2011, the applicant must reserve an area, within the building, for a passage way comprising a flyover area and install all necessary auxiliary equipment and such area shall be subject to public easement.

8.              The DSSOPT calculated the costs inherent to the land concession and drafted the contract that was expressly accepted by the applicant in a written declaration submitted on June 22, 2012.

9.              The procedure advanced as per standard terms and the file was sent to the Land Committee, which on July 26, 2012 issued a favourable opinion for approval of the application that was confirmed by dispatch of the Chief Executive on October 5, 2012.

10.       As per article 125 of Law 6/80/M, of July 5, the conditions of the contract annex to this dispatch were notified to the applicant and expressly accepted on a written declaration issued on October 18, 2012, signed by Ho, Pansy Catilina Chiu King, with professional address in Macau,  on Avenida Dr. Sun Yat Sen, n. 1101, MGM Macau building, in the quality of managing-director and on behalf of the company “MGM Grand Paradise Limited”, quality and powers confirmed by the  private notary Carlos Duque Simões.

11.       The concessionaire paid the premium instalment established on clause nine, subparagraph 1), of the contract annex to this dispatch.

CLAUSE ONE — OBJECT OF THE CONTRACT

Under the present contract, the first party grants to the second party, through lease without public tender, a plot of land with the area of 71 833 m2 (seventy one thousand, eight hundred thirty three square metres), located in the COTAI reclaimed land, adjacent to the Avenida da Nave Desportiva, with the global value of $ 1 291 173 332.00 (One billion, two hundred and ninety one million, one hundred and seventy three thousand, three hundred and thirty two Patacas), logged in map no. 6512/2006, issued by DSCC, on the 23rd June 2011, which is an integral part of this contract, not registered at the Property Registry, hereinafter simply referred to as land plot.

CLAUSE TWO — LEASE TERM

1.              The lease shall be valid for a period of 25 (twenty five) years from the publication date in the Official Gazette of the Macau Special Administrative Region of the dispatch that grants this contract.

2.              The lease period, set in the above paragraph, may, in accordance with the applicable laws, be consecutively renewed.

CLAUSE THREE — DEVELOPMENT AND PURPOSE OF THE LAND PLOT

1.              The land plot shall be used for the construction of a complex comprising a five star hotel (including gaming areas), parking and free areas with the following gross building area:

1) 5 star hotel*	287,332m2;

*including the areas of the refuge floors

2) Parking	86,806m2;
3) Free Area	27,359m2;

2.              The second party shall prepare the projects under the terms of clause thirty five, paragraph two, section 4) of the sub-concession contract for the operation of games of fortune or chance or other games in casino, in MSAR, entered into on 19th April 2005, and comply with all other obligations set in that clause, regarding the projects and works.

3.              The second party shall, in conformity with the street alignment map no. 2008A037, issued on 2nd June 2011, reserve an area within the building to be built in the land plot for the purpose of raising a pedestrian flyover and installing the respective accessory equipment.

4.              The area mentioned in the previous paragraph is subject to public easement, implying the following restrictions:

1)             Permanent occupation of the area of installation of the flyover and the respective accessory equipment;

2)             Obligation to allow the free access and circulation of pedestrians;

3)             Prohibition of executing any type of construction, permanent or temporary, that obstructs the utilization of the flyover;

4)             Obligation to, whenever necessary, consent to the access and occupation by the first party or the Civic and Municipal Affairs Bureau for the purpose of carrying out any repair or maintenance works to the flyover.

5.              The second party and any subsequent holders of rights arising of the concession, tenants or holders of any other type of rights of possession over the complex built in the land plot are obliged to respect and acknowledge the onus so created, and keep the respective area free.

6.              The second party shall comply, when preparing the projects, with the provisions and technical regulations applicable in the MSAR, namely the Foundations Regulation, approved by Decree-Law no. 47/96/M, of 26th of August, and the Regulations Governing Safety and Actions in Structures of Buildings and Bridges approved by Decree-Law no. 56/96/M, of 16th of September, as well as the specifications and homologation documents from public entities and manufacturers’ instructions or from entities that hold patents.

7.              Given the particular characteristics of the land plot development, the operation of gross construction areas reserved for gaming areas integrated within the gross construction area intended for the «5 star hotel» is carried out by the second party in the capacity of holder of a sub-concession for the operation of games of fortune or chance and other games in casinos in MSAR.

CLAUSE FOUR — DEVELOPMENT TERM

1.              The development of the land plot shall be concluded within 60 (sixty) months, from the publication date in the Official Gazette of the Macau Special Administrative Region of the dispatch that grants this contract.

2.              The abovementioned period includes the deadlines for submission by the second party and consideration by the first party, of the construction project and issuance of the relevant licences.

3.              Regarding the submission of the projects and commencement of the works, the second party shall comply with the following deadlines:

1)             90 (ninety) days, from the publication date of the dispatch mentioned in paragraph 1 of this clause, for the preparation and submission of the preliminary works project (architectural project);

2)             180 (one hundred and eighty) days, from the notification of the date of the approval of the preliminary works project  for preparation and submission of the works project (project for foundations, structures, water, sewage, electricity and other technical projects);

3)             90 (ninety) days, from the notification date of the approval of the works project, for the application for the construction license;

4)             15 (fifteen) days from the date the construction licence is issued for the commencement of works.

4.              For the purpose of compliance with the deadlines mentioned in the previous paragraph, the projects are only considered effectively submitted, when complete and duly accompanied by all the elements.

CLAUSE FIVE - PENALTIES

1.              Non-compliance with the deadlines set in the previous clause, regarding the development of the land plot, shall render the second party liable to a fine up to  $1 000 000.00 (one million patacas), for each  day of delay, up to 60 (sixty) days; beyond this period and up to the global maximum of 120 (one hundred and twenty) days, the second party shall be liable to the double of that amount, notwithstanding the occurrence of special reasons duly justified and accepted by the first party.

2.              The second party is released of the liability referred in the previous paragraph in the event of force majeure or other relevant facts that are undeniably beyond its power of control.

3.              Cases of force majeure are considered as those resulting exclusively of unpredictable and unavoidable events.

4.              For the purposes of the provision included in paragraph 2, the second party shall be obligated to communicate, in writing, to the first party, as soon as possible, the occurrence of the referred events.

CLAUSE SIX - RENT

1.              During the period of development of the land plot, the second party shall pay an annual rent of $30.00 (thirty patacas) per square metre of the land plot, in the global amount of $ 2 154 990.00 (two million, one hundred and fifty four thousand, nine hundred and ninety patacas).

2.              After the conclusion of the development of the land plot, the second party shall pay an annual rent of $5 451 630.00 (five million, four hundred and fifty one thousand, six hundred and thirty patacas), as a result of the aggregate of the following amounts:

1) 5 star hotel:

287 332 m2 x $15.00/m2	$4 309 980.00;

2) Parking:

86 806m2 x $10.00/m2	$868 060.00;

3) Free Area:

27 359 m2 x 10.00/m2	$273 590.00.

3.              The rent shall be revised every five years, counting from the publication date in the Official Gazette of the Macau Special Administrative Region of the dispatch that grants this contract, notwithstanding the immediate application of any new amounts set through legislation which may be enacted in the course of the duration of the present contract.

CLAUSE SEVEN - GUARANTEE

1.              According to article 126 of Law no. 6/80/M, of 5th of July, the second party shall provide a guarantee in the amount of $2 154 990.00 (two million, one hundred and fifty four thousand, nine hundred and ninety patacas), by deposit or bank guarantee acceptable to the first party.

2.              The amount of the guarantee, mentioned in the previous paragraph, shall always be equal to the amount of the annual rent.

3.              The guarantee referred in paragraph 1 shall be returned to the second party by the Financial Services Bureau, upon its request, after the submission of the occupancy permit issued by DSSOPT.

CLAUSE EIGHT — SPECIAL OBLIGATIONS

1.              The following are special obligations that shall be borne, exclusively by the second party:

1) To vacate the land and to remove all the existing constructions and materials, if any;

2) To reroute and/or remove all the existing infrastructures in the granted land plot and adjacent zones, namely, sewage network, water supply, electricity and telecommunications;

3) To execute the urban layout works, street paving and sidewalks of the surrounding areas of the granted land plot, which shall comply with the project as presented by the second party and approved by the first party.

2.              The second party is obliged to prepare all the execution projects of the works mentioned in the previous paragraph, which have to be approved by the first party.

3.              The second party guarantees the good execution and quality of materials and equipment to be used in the construction works mentioned in paragraph 1 section 3) during a period of two years, from the date of the provisional reception of those works, and shall be liable for the repair and maintenance of any defects during that period.

CLAUSE NINE — CONTRACT PREMIUM

The second party pays to the first party, as a premium of the contract the global amount of $ 1 291 173 332.00 (one billion two hundred and ninety one million, one hundred and seventy three thousand, three hundred and thirty two patacas), as follows:

1)             $ 450 000 000.00 (four hundred fifty million patacas), upon remittance of the declaration of acceptance of the conditions of the present contract, as refer to in article 125 of Law no. 6/80/M, of 5th of July;

2)             The outstanding, in the amount of 841 173 332.00 (eight hundred and forty one million, one hundred and seventy three thousand, three hundred and thirty two patacas) subject to an annual interest rate of 5%, shall be paid in 8 (eight) instalments due every six months, equal and including capital and interest, in the amount of $117 316 212.00 (one hundred and seventeen million, three hundred and sixteen thousand, two hundred and twelve patacas) each, the first instalment being due 6 (six) months subsequent to the publication in the Official Gazette of the Macau Special Administrative Region of the dispatch that grants this contract.

CLAUSE TEN — EXCESS MATERIALS OF THE LAND PLOT

1.              The second party is explicitly forbidden to remove from the land plot, without prior authorisation in writing from the first party, any materials, such as soil, rock, gravel, and sand, from excavations for foundations and land levelling.

2.              Authorisations shall only be given, by the first party, for the removal of materials that cannot be used in the land plot or are unsuitable for any other purpose.

3.              The materials removed with authorisation of the first party are transported to a location set by the first party.

4.              Without prejudice of a payment of a compensation to be set by the DSSOPT experts, depending on the materials actually removed, non-compliance with this clause, shall render the second party liable for the following sanctions:

1) For the 1st breach: $ 20 000.00 to $ 50 000.00 patacas;

2) For the 2nd breach: $ 50 001.00 to $ 100 000.00 patacas;

3) For the 3rd breach: $ 100 001.00 to $ 200 000.00 patacas;

4) From the 4th breach onwards the first party has the power to terminate the contract.

CLAUSE ELEVEN — OCCUPANCY PERMIT

The occupancy permit shall only be issued after presentation of proof of full settlement of the premium sum mentioned in clause nine and compliance of all obligations set in clause eight.

CLAUSE TWELVE - TRANSFER

1.              The transfer of any rights derived from this contract, given its nature, shall be subject to prior authorisation from the first party and transferee shall be subject to review of the conditions of this contract.

2.              In order to guarantee the funding that may be necessary for the construction, the second party may mortgage the right of lease over the granted land plot in favour of any financial institutions, with its head office or a branch in MSAR, pursuant to article 2 of Decree-law no. 51/83/M of 26th of December.

CLAUSE THIRTEEN - MONITORING

During the development period of the granted land plot, the second party shall be obligated to allow the officials of Government Services with supervision responsibilities to have access to the site and the works, giving them all the assistance and means for the fulfilment of their tasks.

CLAUSE FOURTEEN - EXPIRATION

1.              This contract expires in the occurrence of the following events:

1) At the end of the aggravated fine deadline, pursuant to paragraph 1 of clause five;

2) Modification, without consent, of the land plot concession purpose while the development of the land plot is not concluded;

3) Interruption of the development of the land plot for a period over 90 (ninety) days, except for special reasons duly justified and accepted by the first party.

2.              The expiration of the contract is declared by dispatch from the Chief Executive, to be published in the Official Gazette of the Macau Special Administrative Region.

3.              The expiration of the contract leads to the reversal, total or partial, of the land plot, to the possession of the first party, with all its improvements, and the second party does not have the right to seek any compensation.

CLAUSE FIFTEEN - TERMINATION

1. This contract may be terminated in the occurrence of the following events:

1) Failure to pay the rent on a timely manner;

2) Modification, without consent, of the land plot development or, in the event that the land plot development is concluded, of the concession purpose;

3) Default on any obligations set in clauses eight or nine;

4) Repeated default, from the 4th time, on obligations set in clause ten;

5) Transfer of rights emerging from the land plot concession in violation of clause twelve.

2.              The termination of the contract is declared by dispatch from the Chief Executive, to be published in the Official Gazette of the Macau Special Administrative Region.

CLAUSE SIXTEEN - JURISDICTION

For the purpose of dispute resolution in connection with this contract, the competent jurisdiction is the Courts of the Macau Special Administrative Region.

CLAUSE SEVENTEEN — APPLICABLE LAW

This contract is governed, in unforeseen matters, by Law no. 6/80/M, of 5th July, and other applicable legislation.